                                                                     Exhibit 15

February 21, 2002

Sizeler Property Investors, Inc.
Kenner, Louisiana

Re: Registration Statement on Form S-3 filed February 21, 2003

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated July 19, 2002 and October 21, 2002 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

New Orleans, Louisiana